EXHIBIT 99.1

Digital Locations Completes Key Acquisition

Acquisition of SmallCellSite.com instantly catapults the Company into the 5G race with rights to develop 80,000 locations into revenue generation wireless cell sites

SANTA BARBARA – March 2, 2021 – Digital Locations, Inc. (DLOC), a developer of cell tower sites for the 5G revolution, today announced that all the conditions have been met and that it has completed the acquisition of SmallCellSite.com (SmallCellSite), a leading source of more than 80,000 pre-qualified wireless cell sites.

SmallCellSite has non-exclusive agreements with site owners all over the U.S. to directly offer the use of their properties to network operators, such as Verizon, AT&T and T-Mobile Sprint to build out their wireless networks.

SmallCellSite streamlines workflows and processes in cell site selection. With its interactive photos, maps, and detailed site information for more than 80,000 contracted properties, network carriers can select the real estate assets that best fit their needs from a list of willing property owners. SmallCellSite pre-qualifies properties to remove bottlenecks in the site identification process which:

•	Speeds up implementation
•	Enables repeatable process
•	Reduces overall cost of small cell roll out

5G mobility is coming and property owners are in a great position to leverage the need for hundreds of thousands of new antenna sites – to serve their tenants and earn new revenue. SmallCellSite allows property owners to tap into a new source of revenue from digital tenants based on the location and profile of their properties, including buildings, poles, kiosks, billboards.

[see www.SmallCellSite.com]

Bill Beifuss, the Company’s President said, “The acquisition of SmallCellSite represents a great leap forward for Digital Locations. This will allow us to participate in an ongoing flow of 5G site rental income from partnered properties rented to great tenants – the major 5G wireless carriers.”

Mr. Beifuss concluded, “True 5G coverage in the U.S. simply cannot occur without a massive buildout of at least 1,000,000 small cell sites. The acquisition of SmallCellSite gives us a leg up in the race. By partnering with property owners, we minimize the use of capital in a very capital-intensive industry. The leverage effect for Digital Locations can be enormous.”

Digital Locations’ acquisition of SmallCellSite closed on January 7, 2021. However, the purchase was subject to rescission based on acceptance by Digital Locations of an audit of the SmallCellSite books and records. Digital Locations has accepted the audit and will not rescind the transaction.

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About Digital Locations, Inc.

Digital Locations, Inc., is a developer of cell tower sites for the 5G revolution. 5G wireless networks are expected to be 100 times faster than current 4G LTE networks. This will enable global scale killer applications such as self-driving cars, the Internet of things (IOT), mobile streaming of 4K videos, real-time hologram-based collaboration, and lag-free high definition gaming. To realize this vision, many new 5G antennas are needed because high frequency 5G signals cannot travel farther than 100 meters. It is estimated that more than 1 million new 5G cell towers must be added in the United States alone. To rapidly enter the market, Digital Locations plans to partner or co-develop a portfolio of cell tower sites to help meet the demands of 5G networks. Our goal is to become a “landlord” of tomorrow’s wireless communications assets.

To learn more about Digital Locations please visit www.digitallocations.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Press Contact:

communications@digitallocations.com

(805) 456-7000

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